Exhibit 99.1

FROM:	ICR, Inc. James R. Palczynski 203-682-8229

COMPANY CONTACT:	John Aglialoro Chairman & CEO 508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES THIRD QUARTER RESULTS

MEDWAY, MA, October 24, 2007 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its third quarter ended September 29, 2007.

Net sales for the third quarter of 2007 increased by 9% to $32.6 million compared to $29.9 million for the corresponding 2006 period. This increase was driven by strong sales of the Company’s cardio products and continued growth in the commercial equipment market. The Company reported net income for the third quarter of 2007 of $4.6 million, or $0.25 per diluted share, compared to net income of $0.5 million, or $0.03 per diluted share, reported for the third quarter of 2006.

During the third quarter of 2007, the Company reevaluated, in accordance with SFAS 109, the need for the remaining deferred tax valuation reserve originally established in 2002 and, based on this review, substantially reduced the reserve as of September 29, 2007. The reduction of the tax valuation reserve increased net income by $5.2 million, or $0.29 per diluted share, for the quarter and nine months ended September 29, 2007. The 2007 results also include third quarter pre-tax charges of approximately $1,650,000, or $0.05 per diluted share, for the relocation of the Owatonna facility (about $550,000 included in Cost of Sales), the estimated cost to repair certain treadmills built prior to 2002, and asset write-downs, including charges relating to the Company’s decision to produce a new Home Arc Trainer model. The 2007 Selling, general and administrative costs include continuing costs relating to the eNova new product development and the hospitality and home market sales initiatives, as noted previously. The 2006 third quarter results reflect the effects of an interest rate swap agreement, which increased interest expense for the third quarter of 2006 by $506,000 or, approximately, $0.02 per diluted share. Prior to June 27, 2007, the change in the fair value of the interest rate swap was included as a component of interest expense, which resulted in a decrease in interest expense of $289,000, or $0.01 per diluted share for 2007. Effective June 27, 2007, the Company determined the interest rate swap qualified as a derivative hedging instrument; and, accordingly, changes in the fair value of the swap after such date are recorded as a component of accumulated other comprehensive income.

John Aglialoro, Chairman and CEO of CYBEX, commented, “Although Q3 sales were negatively impacted by production delays caused by the relocation of our manufacturing facility, our backlog is double the year-ago level and the general health of our business is strong. The move is complete and we expect the new facility to accommodate growth and present opportunities to gain manufacturing efficiencies over time. While we are optimizing our position as a leader in the commercial market, we are also preparing for a more robust entry into the light commercial and premium home products market segments. We believe this balanced approach to growth is the best method to create value for our shareholders over the long-term.”

For the nine months ended September 29, 2007, net sales increased by 15% to $102.0 million compared to $88.7 million for 2006. Net income for the nine months ended September 29, 2007 was $6.8 million, or $0.38 per diluted share, compared to net income of $17.3 million, or $1.03 per diluted share for 2006. In addition to the interest rate swap described above, the 2006 results include the second quarter reduction in the tax valuation reserve which impacted the 2006 nine month results by $14,400,000 or $0.86 per diluted share. The difference between the 2007 and 2006 effective tax rates would equate to additional tax expense of $820,000 or $0.05 per diluted share for the 2006 period.

The Company will hold a conference call today. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexinternational.com. Under the category Company, click on Press Releases, scroll to bottom and select Q3 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2006, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 10, 2007.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net sales	$32,585	$29,849	$102,001	$88,712
Cost of sales	22,083	19,269	66,400	56,719

Gross profit	10,502	10,580	35,601	31,993

As a percentage of sales	32.2%	35.4%	34.9%	36.1%
Selling, general and administrative expenses	11,354	9,052	32,530	26,973

Operating income (loss)	(852)	1,528	3,071	5,020
Interest expense, net	422	656	584	1,669

Income (loss) before income taxes	(1,274)	872	2,487	3,351
Income tax provision (benefit)	(5,833)	369	(4,271)	(13,927)

Net income	$4,559	$503	$6,758	$17,278

Basic net income per share	$0.26	$0.03	$0.39	$1.07

Diluted net income per share	$0.25	$0.03	$0.38	$1.03

Shares used in computing basic net income per share	17,340	17,185	17,291	16,128

Shares used in computing diluted net income per share	17,904	17,837	17,883	16,787

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 29, 2007	December 31, 2006
ASSETS
Current assets:
Cash	$1,364	$1,419
Accounts receivable, net	17,395	20,296
Inventories	13,723	9,620
Prepaid expenses and other	2,222	4,176
Deferred tax asset	4,819	3,509

Total current assets	39,523	39,020
Property and equipment, net	34,948	13,055
Goodwill	11,247	11,247
Deferred tax asset	11,736	8,773
Other assets	430	1,282

	$97,884	$73,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,736	$3,762
Current portion of capital leases	83	248
Accounts payable	7,159	5,570
Accrued expenses	14,884	15,379

Total current liabilities	28,862	24,959
Long-term debt	13,247	—
Capital leases, excluding current portion	37	82
Other liabilities	3,810	2,669

Total liabilities	45,956	27,710
Stockholders’ equity	51,928	45,667

	$97,884	$73,377

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